Filed pursuant to Rule 433
                                                                    July 7, 2009

                                                                     Relating to
                         Preliminary Prospectus Supplement dated July 6, 2009 to
                                           Registration Statement No. 333-159383

                                [GRAPHIC OMITTED]

                  THE STATE TREASURY OF THE REPUBLIC OF POLAND
                     Represented by the Minister of Finance

                               Pricing Term Sheet

Issuer:                              The State Treasury of the Republic of
                                     Poland Represented by the Minister of
                                     Finance
Principal Amount:                    $2,000,000,000
Maturity:                            July 15, 2019
Coupon:                              6.375%
Price to Public:                     99.788%
Yield to maturity:                   6.404%
Spread to Benchmark Treasury:        + 290 basis points
Benchmark Treasury:                  UST 3.125% due May 15, 2019
Benchmark Treasury Yield:            3.504%
Interest Payment Dates:              January 15th and July 15th, commencing
                                     January 15, 2010
Settlement (T+6):                    July 15, 2009
CUSIP  /  ISIN  /  Common Code:      731011 AR3  /  US731011AR30 / 043968319
Joint Bookrunners:                   Barclays Capital, Citi and HSBC
Co-lead managers:                    Bank Pekao SA, Commerzbank Corporates &
                                     Markets, ING Wholesale Banking, Societe
                                     Generale
Ratings:                             A2 (Moody's) / A- (S&P) / A- (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll free 1-888-603-5847, Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or HSBC Bank plc at +44 (0) 20 7991 1422.

Prospectus Dated June 26, 2009
Preliminary Prospectus Supplement Dated July 6, 2009

[GRAPHIC OMITTED] Barclays Capital [GRAPHIC OMITTED] Citi [GRAPHIC OMITTED] HSBC